EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP


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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Continental Airlines, Inc. (the "Company") for the registration of $2,500,000,000 of Pass Through Certificates and to the incorporation by reference therein of our report dated February 9, 1998 (except for Note 13, as to which the date is March 18, 1998), with respect to the consolidated balance sheets of Continental Airlines, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 and our report dated March 18, 1998 with respect to the related financial statement schedule, all included in the Company's 1997 Annual Report (Form 10-K) filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP

Houston, Texas
August 13, 1998